As filed with the Securities and Exchange Commission on July 31, 2014

Registration No. 333-160660

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FARO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	59-3157093
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

250 Technology Park

Lake Mary, FL 32746

(Address of Principal Executive Offices) (Zip Code)

FARO TECHNOLOGIES, INC. 2009 EQUITY INCENTIVE PLAN

(Full title of the plan)

Jody S. Gale Senior Vice President, General Counsel and Secretary FARO Technologies, Inc. 250 Technology Park Lake Mary, Florida 32746 (Name and address of agent for service)	Copy to: Janelle Blankenship, Esq. Faegre Baker Daniels LLP 600 East 96th Street, Suite 600 Indianapolis, Indiana 46240 (317) 569-9600

(407) 333-9911

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

FARO Technologies, Inc. (the “Registrant”) has filed this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities issuable under the FARO Technologies, Inc. 2009 Equity Incentive Plan (the “2009 Plan”), which were originally registered by the Registrant on a registration statement on Form S-8 (File No. 333-160660) filed with the Securities and Exchange Commission (the “Commission”) and becoming effective on July 17, 2009 (the “Prior Registration Statement”).

On April 15, 2014, the Board of Directors adopted, subject to shareholder approval, the FARO Technologies, Inc. 2014 Incentive Plan (the “2014 Plan”). On May 29, 2014, the 2014 Plan was approved by the shareholders at the Registrant’s annual meeting of shareholders. The 2014 Plan provides, among other things, that any shares of the Registrant’s Common Stock, par value $0.001 per share (the “Common Stock”), that were authorized to be awarded under the 2009 Plan and that, as of May 29, 2014, had not been issued and were not subject to outstanding awards granted under the 2009 Plan shall become available for issuance under the 2014 Plan.

As of the date of this Post-Effective Amendment, there are 774,543 shares of Common Stock that were authorized to be awarded under the 2009 Plan but that, as of May 29, 2014, had not been issued and were not subject to outstanding awards granted under the 2009 Plan, and thus are now available for issuance under the 2014 Plan (the “Unused 2009 Plan Shares”). These Unused 2009 Plan Shares are no longer available for new awards under the 2009 Plan and will not be issued under the 2009 Plan.

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to register the Unused 2009 Plan Shares and register 1,200,000 additional shares of Common Stock for issuance under the 2014 Plan. This Post-Effective Amendment is hereby filed to reflect that, following the date hereof, the Unused 2009 Plan Shares may not be issued under the 2009 Plan and to deregister the Unused 2009 Plan Shares under the Prior Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida, on July 31, 2014.

FARO TECHNOLOGIES, INC.

By:	/s/ Jody S. Gale
Jody S. Gale Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of Jay W. Freeland, Peter G. Abram and Jody S. Gale, each with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints each of Jay W. Freeland, Peter G. Abram and Jody S. Gale, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ Jay W. Freeland	President, Chief Executive Officer and Director (principal executive officer)	July 31, 2014
Jay W. Freeland

/s/ Peter G. Abram	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	July 31, 2014
Peter G. Abram

/s/ Lynn Brubaker	Director	July 31, 2014
Lynn Brubaker

/s/ John E. Caldwell	Director	July 31, 2014
John E. Caldwell

/s/ Stephen R. Cole	Director	July 31, 2014
Stephen R. Cole

/s/ John Donofrio	Director	July 31, 2014
John Donofrio

/s/ Simon Raab	Chairman of the Board and Director	July 31, 2014
Simon Raab

/s/ Marvin R. Sambur	Director	July 31, 2014
Marvin R. Sambur